Exhibit 4.2





                                   ASSUMPTION
                                   ----------



         Tel-Save Holdings, Inc. hereby assumes the obligations of Tel-Save, Inc., a Pennsylvania statutory close corporation, under the attached Non-Qualified Stock Option granted to _____________________ (the "Grantee") on _________________ and hereby agrees that such option shall hereafter apply to
_____________ shares of common stock of Tel-Save Holdings, Inc. common stock and that the adjusted option price shall be _________ per share.


                                           TEL-SAVE HOLDINGS, INC.


Date:_________________                     By:___________________________



         The above-named Grantee of the option described above originally granted to the Grantee by Tel-Save, Inc., hereby (a) agrees to the assumption of such option by Tel-Save Holdings, Inc. and (b) further agrees that the option originally granted to such Grantee by Tel-Save, Inc., which is assumed hereunder, shall no longer be enforceable against Tel-Save, Inc., and is hereby surrendered for cancellation, and that the Grantee's sole rights in the future shall be against Tel-Save Holdings, Inc. under the assumed option.

Date:_________________                    ________________________________(SEAL)
                                          SIGNATURE OF GRANTEE





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